Exhibit 99.1

KNIGHT TRADING GROUP ANNOUNCES GAAP EARNINGS OF $0.05 PER DILUTED SHARE FOR FIRST QUARTER 2005

Company earned $0.05 per diluted share from the sale of a portion of its investment in the International Securities Exchange

Excluding the ISE gain, operating results from the company’s three segments, Equity Markets, Asset Management and Corporate, were essentially flat in challenging market conditions

Board of Directors approved a $70 million increase in the company’s share repurchase program

JERSEY CITY, New Jersey (April 20, 2005) – Knight Trading Group, Inc. (Nasdaq: NITE) today reported GAAP earnings of $5.9 million, or $0.05 per diluted share, for the first quarter of 2005.

For the first quarter of 2004, the company reported GAAP earnings of $31.8 million, or $0.26 per diluted share, which included net income from continuing operations of $25.9 million, or $0.21 per diluted share, and income from discontinued operations of $5.9 million, net of tax, or $0.05 per diluted share.

“Continuing operations” includes the company’s Equity Markets and Asset Management operating business segments as well as a Corporate segment, encompassing corporate investments and overhead expenses. Amounts reported as “discontinued operations” include the company’s former Derivative Markets business segment, the sale of which was completed to Citigroup for $237 million in cash at the close of business December 9, 2004. In accordance with generally accepted accounting principles, the results of the Derivative Markets segment, as well as the gain on the sale of this business, have been included within discontinued operations for all periods presented. The final purchase price was subject to adjustment based on the final determination of the book value of the Derivative Markets business at the time the deal closed. The results of this adjustment and other expenses related to the sale resulted in a loss from discontinued operations, net of tax, of $266,000 in the first quarter of 2005.

Revenues from continuing operations for the first quarter of 2005 were $137.6 million, compared to $198.3 million from continuing operations for the first quarter of 2004.

“Gains by our Asset Management segment and proceeds from a portion of our investment in the International Securities Exchange led to Knight’s modestly positive results in the first quarter,” said Thomas M. Joyce, Chairman and Chief Executive Officer of Knight Trading Group. “Additionally, industry statistics indicate that our share of the institutional market continued to climb. Our Equity Markets segment essentially broke even during the quarter, despite the poor trading environment and our historically low revenue capture. While market and competitive pressures continue to challenge us, Knight is taking steps to improve the business over the long term, including a reorganization of our equities operations announced in early April.”

	Q1 2005	Q1 2004
Revenues ($)	137,556,870	198,319,470
Net income from continuing operations ($)	6,124,955	25,946,686
(Loss) income from discontinued operations, net of tax ($)	(265,927)	5,867,771
Net income ($)	5,859,028	31,814,457
Diluted EPS from continuing operations ($)	0.05	0.21
Diluted EPS from discontinued operations ($)	—	0.05
Diluted EPS ($)	0.05	0.26
U.S. equity dollar value traded (in $ millions)	470,676	504,615
U.S. equity trades executed (in thousands)	52,849	59,592
Average daily U.S. equity trades (in thousands)	866	961
Nasdaq and Listed equity shares traded (in millions)	29,099	40,927
OTC Bulletin Board and Pink Sheet shares traded (in millions)	295,799	320,555
Average revenue capture per U.S. equity dollar value traded (bps)	1.7	2.8
Average month-end balance of assets under management ($ millions)	3,478.9	1,965.1
Quarterly fund return to investors*	0.8%	2.0%

*	Quarterly fund return represents the blended quarterly return across all assets under management in the Deephaven funds

Equity Markets

During the first quarter of 2005, the Equity Markets business segment, which consists of both domestic and international equity market-making and institutional sales operations, generated total revenues of $108.0 million, compared to $177.9 million during the first quarter of 2004. In the first quarter of 2005, the Equity Markets business segment reported a net loss of approximately $380,000, which represents net income of approximately $510,000 from domestic equity markets and a net loss of $890,000 from our London operations.

On April 4, 2005, Knight issued two news releases regarding its Equity Markets segment. The company announced an agreement to acquire the business of Direct Trading Institutional, Inc., a direct market access firm. That same day, the company also announced the reorganization of its Equity Markets segment into three primary groups: Broker-Dealer, Electronic Services and Institutional.

“We reorganized our equities operations to both improve service for our clients and returns for our shareholders,” Mr. Joyce said. “By sharpening our focus on each type of client, we can better understand their needs for capital commitment, sales trading and electronic services. We believe our Broker-Dealer Group will respond well to efforts to increase efficiencies through automation and cost-cutting measures while preserving our high level of client service. At the same time, we look forward to exploring new opportunities through our Electronic Services Group and continuing to grow our Institutional Group.

“Our effort to produce more consistent returns is aided by our considerable trading volume and our technology,” Mr. Joyce continued. “We have the size and the balance sheet strength needed to adjust our business quickly in response to competitive pressures and market structure changes, and to pursue new offerings. The acquisition of direct access capabilities is the first of many strategic moves we expect to make to support our new structure and leverage our trading platform.”

Asset Management

During the first quarter of 2005, the Asset Management business segment, Deephaven Capital Management, generated $17.9 million in asset management fees, compared to $13.9 million in the same period a year ago. Asset Management had approximately $3.5 billion under management at March 31, 2005, down slightly from the $3.6 billion under management at December 31, 2004, and up from $2.2 billion at March 31, 2004.

Corporate

The company’s investment in the Deephaven funds was slightly less than breakeven during the first quarter of 2005, down from pre-tax earnings of $4.8 million in the first quarter of 2004. At the end of the first quarter of 2005, the company had $315.2 million invested in the Deephaven funds.

On January 1, 2005, the company made an additional short-term investment in the Deephaven funds of $100 million, a portion of its proceeds from the sale of the Derivative Markets segment. This investment was redeemed by the company on April 1, 2005, thereby reducing the company’s total corporate investment in the Deephaven funds to $215 million.

In conjunction with the initial public offering of the International Securities Exchange in March 2005, the company sold approximately 30% of its original equity ownership stake of 2.48 million common shares. As a result of the transaction, the company recognized a gain of $5.6 million, net of taxes, or $0.05 per diluted share. The company currently owns 1.73 million common shares of the ISE.

The company had $833.8 million in stockholders’ equity as of March 31, 2005, equivalent to a book value of $7.42 per diluted share. As of March 31, 2005, the company had $232.6 million in cash and cash equivalents and a $315.2 million investment in funds managed by Deephaven, its Asset Management business segment.

During the first quarter of 2005, the company repurchased 6.6 million shares for approximately $68 million under the company’s $250 million stock repurchase program. To date, the company has repurchased 28.3 million shares for $219 million. At its April 19, 2005 meeting, the Board of Directors authorized a $70 million increase in the size of its repurchase program to $320 million from $250 million. The company cautions that there are no assurances that any further repurchases may actually occur.

* * *

Copies of this earnings release and other information on the company can be obtained at the company’s Web site, www.knight.com. The company will conduct its first quarter 2005 earnings conference call for analysts, investors and the media at 9:00 a.m. Eastern Daylight Time (EDT) today, April 20, 2005. The conference call will be Webcast live at 9:00 a.m. EDT for all investors and interested parties on Knight’s Web site. In addition, the company will release its monthly volume statistics for March 2005 on its Web site before the start of trading today.

* * *

About Knight Trading Group

Knight is a leading provider of comprehensive trade execution and asset management services. Our Equity Markets business offers institutions and broker-dealers high quality trade execution and capital commitment across the depth and breadth of the equity market. Our Asset Management business, Deephaven Capital Management, is a market-neutral investment manager focused on delivering risk-adjusted returns with low volatility for institutions and high net worth individuals. Knight strives to be a valued partner by providing superior service and continually enhancing its offering to meet client needs. More information about Knight can be obtained at www.knight.com.

Presentation of Information in this Press Release

Certain statements contained herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about the Company’s industry, management’s beliefs and certain assumptions made by management. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Since such statements involve risks and uncertainties, the actual results and performance of the Company may turn out to be materially different from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made herein; however, readers should carefully review reports or documents the Company files from time to time with the Securities and Exchange Commission including, without limitation, the risks and uncertainties detailed under the headings “Certain Factors Affecting Results of Operations” and “Risks Affecting our Business” in the Company’s Annual Report on Form 10-K.

CONTACTS

Margaret Wyrwas	Greta Morley
Senior Managing Director,	Vice President,
Corporate Communications & Investor Relations	Marketing Communications & Public Relations
201-557-6954 or mwyrwas@knight.com	201-557-6948 or gmorley@knight.com

Kara Fitzsimmons	Molly McDowell
Vice President,	Analyst,
Corporate Communications	Corporate Communications & Investor Relations
201-356-1523 or kfitzsimmons@knight.com	201-356-1723 or mmcdowell@knight.com

KNIGHT TRADING GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS*

(Unaudited)

	For the three months ended March 31,
	2005	2004
REVENUES
Net trading revenue	$37,421,828	$100,727,855
Commissions and fees	70,116,011	76,637,524
Asset management fees	17,880,667	13,932,132
Interest and dividends, net	2,339,800	857,962
Investment income and other	9,798,564	6,163,997

Total revenues	137,556,870	198,319,470

EXPENSES
Employee compensation and benefits	56,857,441	65,103,791
Execution and clearance fees	23,546,783	37,762,298
Soft dollar and commission recapture expense	15,484,575	15,775,915
Payments for order flow	7,404,075	13,018,439
Communications and data processing	7,813,959	6,753,777
Depreciation and amortization	4,250,398	3,870,824
Occupancy and equipment rentals	3,996,041	4,435,070
Professional fees	3,776,416	3,353,024
Business development	1,293,336	2,042,971
Other	2,653,746	2,749,333

Total expenses	127,076,770	154,865,442

Income from continuing operations before income taxes	10,480,100	43,454,028
Income tax expense	4,355,145	17,507,342

Net income from continuing operations	6,124,955	25,946,686
(Loss) income from discontinued operations, net of tax	(265,927)	5,867,771

Net income	$5,859,028	$31,814,457

Basic earnings per share from continuing operations	$0.06	$0.23

Diluted earnings per share from continuing operations	$0.05	$0.21

Basic earnings per share from discontinued operations	$—	$0.05

Diluted earnings per share from discontinued operations	$—	$0.05

Basic earnings per share	$0.05	$0.28

Diluted earnings per share	$0.05	$0.26

Shares used in computation of basic earnings per share	108,858,845	113,473,360

Shares used in computation of diluted earnings per share	112,409,158	121,988,464

*	Certain prior period amounts have been reclassified to conform to the current period presentation.

KNIGHT TRADING GROUP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

	March 31, 2005	December 31, 2004
ASSETS
Cash and cash equivalents	$232,633,119	$445,539,282
Securities owned, held at clearing brokers, at market value	279,860,044	254,473,209
Receivable from brokers and dealers	443,635,264	244,881,065
Investment in Deephaven sponsored funds	315,157,464	215,329,959
Fixed assets and leasehold improvements at cost, less accumulated depreciation and amortization	62,953,966	54,024,186
Strategic investments	67,996,445	29,266,796
Goodwill	19,182,248	19,182,248
Intangible assets, less accumulated amortization	11,391,111	11,546,528
Other assets	67,326,039	117,305,578

Total assets	$1,500,135,700	$1,391,548,851

LIABILITIES & STOCKHOLDERS’ EQUITY
Liabilities
Securities sold, not yet purchased, at market value	$226,027,863	$221,420,569
Payable to brokers and dealers	330,744,844	88,480,788
Accrued compensation expense	49,226,779	123,664,383
Accrued expenses and other liabilities	60,321,008	103,485,220

Total liabilities	666,320,494	537,050,960

Stockholders’ equity
Class A common stock	1,381,199	1,339,655
Additional paid-in-capital	463,946,314	427,451,712
Retained earnings	596,307,811	590,448,783
Treasury stock, at cost	(216,604,389)	(147,636,413)
Accumulated other comprehensive income, net of tax	23,886,641	—
Unamortized stock-based compensation	(35,102,370)	(17,105,846)

Total stockholders’ equity	833,815,206	854,497,891

Total liabilities and stockholders’ equity	$1,500,135,700	$1,391,548,851